Exhibit 31.1

CERTIFICATION

I, William Fox, certify that:

1.              I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Lehman ABS Corporation, on behalf of Corporate Backed Trust Certificates, Goodyear Tire & Rubber Note-Backed Series 2001-34 Trust (the “Trust”);

2.              Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.              Based on my knowledge, the distribution or servicing information required to be provided to the Depositor by the Trustee under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports; and

4.              I am responsible for reviewing the activities performed by the Depositor and the Trustee under the pooling and servicing, or similar, agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the Depositor and Trustee have each fulfilled its obligations under that agreement.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated party: U.S. Bank Trust National Association, as Trustee.

Date:  July 20, 2009

By:		/s/ William Fox
	Name:	William Fox
	Title:	Chief Financial Officer, Controller and Senior Vice President